EXHIBIT 99.1

The following information relates to the Registration Statement on Form S-3 (No. 333-208717) of Gramercy Property Trust, a Maryland real estate investment trust (the “Company”), and is being filed with the Securities Exchange Commission as Exhibit 99.1 to the Company’s Current Report on Form 8-K dated January 6, 2017, for incorporation by reference into the Registration Statement. This information supersedes and replaces in its entirety the information in the Registration Statement under the same caption in the base prospectus that forms a part thereof.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material U.S. federal income tax considerations that you, as a security holder, may consider relevant to the acquisition, ownership, and disposition of our common shares, preferred shares or debt securities. Morgan, Lewis & Bockius LLP has reviewed this summary and is of the opinion that this discussion is accurate in all material respects. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular holders of our securities in light of their personal investment or tax circumstances, or to certain types of holders that are subject to special treatment under the U.S. federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations (except, with respect to common shares, to the limited extent discussed in “— Taxation of Holders of Securities — Taxation of Tax-Exempt Shareholders” below);

•	financial institutions or broker-dealers;

•	non-U.S. individuals and foreign corporations (except to the limited extent discussed in “— Taxation of Non-U.S. Shareholders” below);

•	U.S. expatriates;

•	persons who mark-to-market our common shares;

•	subchapter S corporations;

•	U.S. Shareholders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies and REITs;

•	trusts and estates;

•	holders who receive our securities through the exercise of employee stock options or otherwise as compensation;

•	persons holding our securities as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code; and

•	persons holding our securities through a partnership or similar pass-through entity.

This summary of certain material U.S. federal income tax consequences assumes that holders of our securities hold our securities as capital assets for U.S. federal income tax purposes, which generally means property held for investment.
The statements in this section are not intended to be, and should not be construed as, tax advice. The statements in this section are based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury regulations, administrative interpretations and court decisions could change the current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not received any rulings from the IRS concerning our qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.
WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR COMMON SHARES, PREFERRED SHARES OR DEBT SECURITIES AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.
Taxation of the Company
The Company was formed in March 2004 as a Maryland real estate investment trust. We have elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2004. We believe that, commencing with such taxable year, we have been organized and have operated in such a manner as to qualify as a REIT under the U.S. federal income tax laws, and we intend to continue to operate in such a manner, but no assurances can be given that we have operated or will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the U.S. federal income tax treatment of a REIT and holders of its securities. These laws are highly technical and complex.
On December 17, 2015, we completed the Merger with Gramercy Property Trust Inc., a Maryland corporation, that resulted in the combined company named Gramercy Property Trust. The Company operates in an umbrella partnership REIT structure in which our Operating Partnership, GPT Operating Partnership LP, indirectly owns substantially all of the properties acquired on our behalf. The Company directly owns all of the general partnership interests of the Operating Partnership. Gramercy Property Trust Inc. was formed in April 2004 as a Maryland corporation and also elected to be taxable as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2004.
Prior to its dissolution during the Merger, Gramercy Property Trust Inc. owned substantially all of its assets through its operating partnership, which held a substantial amount of its assets in two majority-owned subsidiaries that are referred to as the private REITs. The private REITs are also organized to qualify as REITs for U.S. federal income tax purposes.  Subsequent to the Merger, the Company also now owns the interests that were formerly held by Gramercy Property Trust Inc., including the private REITs.
Accordingly, our continued qualification and taxation as a REIT depends on, in addition to the Company’s ability to meet, on a continuing basis, through actual results of operations, distribution levels and diversity of share ownership, various qualification requirements imposed upon REITs by the Code, the private REITs’ operating results, organizational structure and their ability to meet, on a continuing basis through actual annual results of operations, the various qualification requirements imposed upon REITs by the Code (including satisfying both the 95% and 75% gross income tests on an annual basis and the REIT asset tests at the close of each calendar quarter, as described below). For the remainder of this discussion of the taxation of our Company, unless otherwise noted, references to the Company also include the two private REITs.
The law firm of Morgan, Lewis & Bockius LLP has acted as our counsel in connection with the filing of this prospectus.  In the opinion of Morgan, Lewis & Bockius LLP, commencing with our taxable year ended December 31, 2004, through our taxable year ended December 31, 2015, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code for our taxable year ended December 31, 2016. It must be emphasized that the opinion of Morgan, Lewis & Bockius LLP will be based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described herein are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and registration statement. Additionally, the opinion of Morgan, Lewis & Bockius LLP is conditioned upon factual representations and covenants made by our management regarding our organization, assets, and present and future conduct of our business operations and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action that could adversely affect our qualification as a REIT. Although we believe we have been organized and operated so that we have qualified as a REIT commencing with our taxable year ended December 31, 2004, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Morgan, Lewis & Bockius LLP or us that we will continue to qualify for any particular year. Morgan, Lewis & Bockius LLP will have no obligation to advise us or the holders of our securities of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS or any court, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. Morgan, Lewis & Bockius LLP’s opinion does not foreclose the possibility that the Company or the private REITs may have to utilize one or more REIT savings provisions discussed below, which could require us or the private REITs to pay an excise or penalty tax (which could be significant in amount) in order to maintain our REIT qualification.
In connection with issuing its opinion, Morgan Lewis & Bockius LLP will rely in part on the opinion of our prior counsel Clifford Chance US LLP that was issued in connection with the Merger, that since December 31, 2011, and through the Merger that the Company has been organized and operated in conformity with the requirements for qualification as a REIT.  In addition, because the Company will indirectly own the private REITs of Gramercy Property Trust Inc. which have survived the Merger, Morgan, Lewis & Bockius LLP will also assume the accuracy of certain conclusions of Maryland counsel with respect to issues of Maryland law and various other opinions issued by other law firms, which previously served as counsel to the private REITs to conclude that, if the IRS successfully challenged those opinions, our private REITs would maintain their status as REITs because they would have reasonable cause for any related REIT qualification failures.
Taxation of REITs in General
If we qualify as a REIT, we generally will not be subject to U.S. federal corporate income tax on the taxable income that we timely distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning shares in a corporation. However, the Company will be subject to federal tax in the following circumstances:

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The Company will pay U.S. federal income tax on any taxable income, including undistributed net capital gain that it does not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	The Company may be subject to the “alternative minimum tax” on any items of tax preference including any deductions of net operating losses.

•	The Company will pay income tax at the highest corporate rate on:

º	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that it holds primarily for sale to customers in the ordinary course of business, and

º	other non-qualifying income from foreclosure property.

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The Company will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that it holds primarily for sale to customers in the ordinary course of business.

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If the Company fails to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “— Gross Income Tests,” and nonetheless continues to qualify as a REIT because it meets other requirements, the Company will pay a 100% tax on:

º	the gross income attributable to the greater of the amount by which the Company fails the 75% gross income test or the 95% gross income test, in either case, multiplied by

º	a fraction intended to reflect the Company’s profitability.

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If the Company fails to distribute during a calendar year at least the sum of (1) 85% of its REIT ordinary income for the year, (2) 95% of its REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, the Company will pay a 4% nondeductible excise tax on the excess of the required distribution over the sum of (a) the amount the Company actually distributed and (b) the amounts the Company retained and upon which it paid income tax at the corporate level.

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The Company may elect to retain and pay income tax on its net long-term capital gain. In that case, a shareholder would be taxed on its proportionate share of the Company’s undistributed long-term capital gain (to the extent that the Company made a timely designation of such gain to the shareholders) and would receive a credit or refund for its proportionate share of the tax the Company paid.

•	The Company will be subject to a 100% excise tax on transactions with any TRSs that are not conducted on an arm’s-length basis.

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If the Company fails to satisfy any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or 10% value test, as described below under “— Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, the Company files a description of each asset that caused such failure with the IRS, and the Company disposes of the assets causing the failure or otherwise complies with the asset tests within six months after the last day of the quarter in which it identifies such failure, the Company will pay a tax equal to the greater of $50,000 or the highest U.S. federal income tax rate then applicable to U.S. corporations (currently 35%) on the net income from the non-qualifying assets during the period in which it failed to satisfy the asset tests.

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If the Company fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, it will be required to pay a penalty of $50,000 for each such failure.

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If the Company acquires any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which the Company acquires a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, the Company will pay tax at the highest regular corporate rate applicable if it recognizes gain on the sale or disposition of the asset generally during the 5-year period after it acquires the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which the Company will pay tax is the lesser of:

º	the amount of gain that the Company recognizes at the time of the sale or disposition, and

º	the amount of gain that the Company would have recognized if it had sold the asset at the time it acquired it.

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The Company may be required to pay monetary penalties to the IRS in certain circumstances, including if it fails to meet record-keeping requirements intended to monitor its compliance with rules relating to the composition of a REIT’s shareholders, as described below in “— Recordkeeping Requirements.”

•	The earnings of the Company’s lower-tier entities that are subchapter C corporations, including its TRSs, will be subject to federal corporate income tax.

In addition, notwithstanding the Company’s qualification as a REIT, the Company may also have to pay certain state and local income taxes because not all states and localities treat REITs in the same manner that they are treated for U.S. federal income tax purposes. Moreover, as further described below, any TRSs are subject to federal, state and local corporate income tax on their taxable income.
Requirements for Qualification
A REIT is a corporation, trust, or association that meets each of the following requirements:
1.    It is managed by one or more trustees or directors.
2.    Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.
3.    It would be taxable as a domestic corporation, but for the REIT provisions of the U.S. federal income tax laws.
4.    It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws.
5.    At least 100 persons are beneficial owners of its shares or ownership certificates.
6.    Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.
7.    It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.
8.    It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to shareholders.
9.    It uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws.

We must meet requirements 1 through 4, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an

“individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, and beneficiaries of such a trust will be treated as holding the Company’s shares in proportion to their actuarial interests in the trust for purposes of requirement 6.
The Company’s declaration of trust provides restrictions regarding the transfer and ownership of its shares of capital stock. See “Description of Common Shares – Restrictions on Ownership and Transfer.” The Company believes that it has issued sufficient shares with sufficient diversity of ownership to allow it to satisfy requirements 5 and 6 above. The restrictions in the Company’s declaration of trust are intended (among other things) to assist the Company in continuing to satisfy requirements 5 and 6 above. These restrictions, however, may not ensure that the Company will, in all cases, be able to satisfy such share ownership requirements. If the Company fails to satisfy these share ownership requirements, the Company’s qualification as a REIT may terminate.
Effect of Subsidiary Entities
Qualified REIT Subsidiaries.  A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that the Company owns will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as the Company’s assets, liabilities, and items of income, deduction, and credit.
Other Disregarded Entities and Partnerships.  An unincorporated domestic entity, such as a limited liability company that has a single owner, generally is not treated as an entity separate from its owner for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for U.S. federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. The Company’s proportionate share for purposes of the 10% value test (see “— Asset Tests”) is based on its proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, the Company’s proportionate share is based on its proportionate interest in the capital interests in the partnership. The Company’s proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which the Company acquires an equity interest, directly or indirectly, is treated as the Company’s assets and gross income for purposes of applying the various REIT qualification requirements.
The Company has control of the Operating Partnership and the Company intends to operate any subsidiary partnerships in a manner consistent with the requirements for its qualification as a REIT. The Company may from time to time be a limited partner or non-managing member in some of its partnerships and limited liability companies. If a partnership or limited liability company in which the Company owns an interest takes or expects to take actions that could jeopardize the Company’s status as a REIT or require it to pay tax, the Company may be forced to dispose of its interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause the Company to fail a gross income or asset test, and that the Company would not become aware of such action in time to dispose of its interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, the Company could fail to qualify as a REIT unless it was entitled to relief, as described below.
In addition, the recently enacted Bipartisan Budget Act of 2015 changes the rules applicable to U.S. federal income tax audits of partnerships. Under the new rules (which are generally effective for taxable years beginning after December 31, 2017), among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. Although it is uncertain how these new rules will be implemented, it is possible that they could result in partnerships in which we directly or indirectly invest being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. The changes created by these new rules are sweeping and in many respects dependent on the promulgation of future regulations or other guidance by the U.S. Treasury Department. Prospective investors are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in our securities.
Taxable REIT Subsidiaries.  A REIT may own up to 100% of the shares of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the securities will automatically be treated as a TRS. The Company is not treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by a TRS to the Company is an asset in the Company’s hands, and the Company treats the distributions paid to it from such TRS, if any, as income. This treatment may affect the Company’s compliance with the gross income and asset tests. Because the Company does not include the assets and income of TRSs in determining its compliance with the REIT requirements, the Company may use such entities to indirectly undertake activities, such as earning fee income that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries. Overall, no more than 25% (or 20% with respect to taxable years beginning before July 30, 2008 and after December 31, 2017) of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.
A TRS pays income tax at regular corporate rates on any income that it earns. In addition, the “earnings stripping” rules of Section 163(j) of the Code may limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the TRS rules impose a 100% excise tax on REITs for transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.
A TRS may not directly or indirectly operate or manage any health care facilities assets or lodging facilities or provide rights to any brand name under which any health care facility or lodging facility is operated. A TRS is not considered to operate or manage a “qualified health care property” or “qualified lodging facility” solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so.
Rent that the Company receives from a TRS will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (2) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space, as described in further detail below under “— Gross Income Tests — Rents from Real Property.” If the Company leases space to a TRS in the future, it will seek to comply with these requirements.
The Company has elected to treat certain subsidiary corporations as TRSs. As explained below in “— Gross Income Tests — Fee Income,” fee income earned by a REIT is generally not qualifying income for purposes of the 75% and 95% gross income tests. A TRS may also provide services with respect to the Company’s properties to the extent the Company determines that having a TRS provide those services will assist the Company in complying with the gross income tests applicable to REITs. See “— Gross Income Tests — Rents From Real Property.” In addition, if the Company decides to acquire properties opportunistically in anticipation of immediate resale, the Company will need to conduct that activity through a TRS to avoid the 100% prohibited transactions tax. See “— Gross Income Tests — Prohibited Transactions.” The Company may form one or more additional TRSs in the future.
Taxable Mortgage Pools.  An entity, or a portion of an entity, may be classified as a taxable mortgage pool (“TMP”) under the Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consists of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP.
To the extent we make or have made significant investments in mortgage loans or mortgage-backed securities (“MBS”), we may convey one or more pools of real estate mortgage loans to a trust or other special purpose entity, which issues several classes of mortgage-backed bonds having different maturities, and the cash flow on the real estate mortgage loans will be the sole source of payment of principal and interest on the several classes of mortgage-backed bonds. We would not likely make a REMIC election with respect to such securitization transactions, and, as a result, each such transaction would be a TMP.
A TMP generally is treated as a corporation for U.S. federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a TMP. If a REIT owns directly, or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for U.S. federal income tax purposes, 100% of the equity interest in the TMP, the TMP will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the parent REIT for U.S. federal income tax purposes and would not generally affect the tax qualification of the REIT. Rather, the consequences of the TMP classification would generally, except as described below, be limited to the REIT’s shareholders. See “— Excess Inclusion Income.”
If we own less than 100% of the ownership interests in a subsidiary that is a TMP, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for U.S. federal income tax purposes, and would potentially be subject to U.S. federal corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements. We do not expect that we would form any subsidiary in which we own some, but less than all, of the ownership interests that would become a TMP, and we intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.
In general, we currently own and expect to own 100% of the equity in entities that are TMPs. Such entities are and will be held through our private REITs so that they are qualified REIT subsidiaries of our private REITs and their assets and liabilities are treated as assets and liabilities of our private REITs. Consequently, the net income from such assets and liabilities would not be subject to corporate-level tax, even if they were to be treated as a TMP, although the excess inclusion rules described below apply. Although no assurance can be provided, we have concluded that our existing financings are not expected to generate excess inclusion income in 2016 or any future year.
Gross Income Tests
The Company must satisfy two gross income tests annually to maintain its qualification as a REIT. First, at least 75% of the Company’s gross income for each taxable year must consist of defined types of income that it derives, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•	income and gain derived from foreclosure property; and

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income derived from the temporary investment of new capital that is attributable to the issuance of the Company’s shares or a public offering of the Company’s debt with a maturity date of at least five years and that the Company receives during the one-year period beginning on the date on which it received such new capital.

Although a debt instrument issued by a “publicly offered REIT” (i.e., a REIT that is required to file annual and periodic reports with the SEC under the Exchange Act) is treated as a “real estate asset” for the asset tests for taxable years beginning after December 31, 2015, the interest income and gain from the sale of such debt instruments is not treated as qualifying income for the 75% gross income test unless the debt instrument is secured by real property or an interest in real property.
Second, in general, at least 95% of the Company’s gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Cancellation of indebtedness income and gross income from our sale of property that the Company holds primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from “hedging transactions” that the Company enters into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “— Foreign Currency Gain.” The following paragraphs discuss the specific application of the gross income tests to the Company.
Rents from Real Property.  Rent that the Company receives from its real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

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Second, neither the Company nor a direct or indirect owner of 10% or more of the Company’s shares may own, actually or constructively, 10% or more of a tenant from whom the Company receives rent, other than a TRS.

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Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

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Fourth, the Company generally must not operate or manage its real property or furnish or render services to its tenants, other than through an “independent contractor” who is adequately compensated and from whom the Company does not derive revenue. However, the Company need not provide services through an “independent contractor,” but instead may provide services directly to its tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, the Company may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as its income from the services (valued at not less than 150% of the Company’s direct cost of performing such services) does not exceed 1% of The Company’s income from the related property. Furthermore, the Company may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to its tenants without tainting its rental income for the related properties.

If a portion of the rent that the Company receives from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is non-qualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of the Company’s gross income during the year, the Company would lose its REIT qualification. If, however, the rent from a particular property does not qualify as “rents from real property” because either (1) the rent is considered based on the income or profits of the related tenant, (2) the tenant either is a related party tenant or fails to qualify for the exceptions to the related party tenant rule for qualifying TRSs or (3) the Company furnishes noncustomary services to the tenants of the property, or manages or operates the property, other than through a qualifying independent contractor or a TRS, none of the rent from that property would qualify as “rents from real property.”
Interest.  The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•
an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.
Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. In addition, for taxable years beginning after December 31, 2015, in the case of a loan that is secured by both real property and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property securing the loan, then the personal property securing the loan will be treated as real property for purposes of determining whether the interest on such loan is qualifying income for purposes of the 75% gross income test. Even if a loan is not secured by real property or is under secured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.
To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan, or a shared appreciation provision, income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us.

To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.
Any amount includible in our gross income with respect to a regular or residual interest in a REMIC generally is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as receiving directly our proportionate share of the income of the REMIC for purposes of determining the amount that is treated as interest on an obligation secured by a mortgage on real property. The IRS has also issued guidance providing that, among other things, if a REIT holds a regular interest in an “eligible REMIC,” or a residual interest in an “eligible REMIC” that informs the REIT that at least 80% of the REMIC’s assets constitute real estate assets, then the REIT may treat 80% of the gross income received with respect to the interest in the REMIC as interest on an obligation secured by a mortgage on real property for the purpose of the 75% gross income test. For this purpose, a REMIC is an “eligible REMIC” if: (i) the REMIC has received a guarantee from the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation that will allow the REMIC to make any principal and interest payments on its regular and residual interests; and (ii) all of the REMIC’s mortgages and pass-through certificates are secured by interests in single-family dwellings. If we were to acquire an interest in an “eligible REMIC” less than 95% of the assets of which constitute real estate assets, the IRS guidance described above may generally allow us to treat 80% of the gross income derived from the interest as qualifying income for the purposes of 75% REIT gross income test. Although the portion of the income from such a REMIC interest that does not qualify would likely be qualifying income for the purpose of the 95% REIT gross income test, the remaining 20% of the REMIC interest generally would not qualify as a real estate asset, which could adversely affect our ability to satisfy the REIT asset tests.
Among the assets we hold are certain mezzanine loans secured by equity interests in a pass-through entity that directly or indirectly owns real property, rather than a direct mortgage on the real property. The IRS has issued Revenue Procedure 2003-65 (the “Revenue Procedure”), which provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test (described above). Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, the mezzanine loans that we have originated or acquired typically do not meet all of the requirements for reliance on this safe harbor. Hence, there can be no assurance that the IRS will not challenge the qualification of such assets as real estate assets for purposes of the REIT asset tests or the interest generated by these loans as qualifying income under the 75% gross income test (described above). To the extent we make corporate mezzanine loans, such loans will not qualify as real estate assets and interest income with respect to such loans will not be qualifying income for the 75% gross income test (described above).
We believe that the interest, original issue discount, and market discount income that we receive from our mortgage-related securities generally will be qualifying income for purposes of both gross income tests. However, to the extent that we own non-REMIC collateralized mortgage obligations, non-REMIC pay-through bonds and pass-through debt instruments, such as collateralized mortgage obligations or CMOs, or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, a portion of the income from the loan will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.
In connection with our legacy special finance business, we may hold certain participation interests, including B-Notes, in mortgage loans and mezzanine loans. B-Notes are interests in underlying loans created by virtue of participations or similar agreements to which the originators of the loans are parties, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loan and, if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan and grants junior participations which absorb losses first in the event of a default by the borrower. We generally expect to treat our participation interests as qualifying real estate assets for purposes of the REIT asset tests described below and interest that we derive from such investments as qualifying mortgage interest for purposes of the 75% gross income test. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT.
Many of the terms of our mortgage loans, mezzanine loans and subordinated mortgage interests and the loans supporting our mortgage-backed securities in connection with our legacy special finance business have been modified and may in the future be modified. Under the Code, if the terms of a loan are modified in a manner constituting a “significant modification,” such modification triggers a deemed exchange of the original loan for the modified loan. IRS Revenue Procedure 2014-51 provides a safe harbor pursuant to which the Company will not be required to redetermine the fair market value of the real property securing a loan for purposes of the gross income and asset tests in connection with a loan modification that is: (1) occasioned by a borrower default; or (2) made at a time when the Company reasonably believes that the modification to the loan will substantially reduce a significant risk of default on the original loan. No assurance can be provided all of the Company’s loan modifications have or will qualify for the safe harbor in Revenue Procedure 2014-51. It is unclear how the safe harbor in Revenue Procedure 2014-51 is affected by the recent legislative changes regarding the treatment of loans secured by both real property and personal property where the fair market value of the personal property does not exceed 15% of the sum of the fair market values of the real property and personal property securing the loan. To the extent the Company significantly modifies loans in a manner that does not qualify for that safe harbor, the Company will be required to redetermine the value of the real property securing the loan at the time it was significantly modified. In determining the value of the real property securing such a loan, the Company generally will not obtain third-party appraisals but rather will rely on internal valuations. No assurance can be provided that the IRS will not successfully challenge the Company’s internal valuations. If the terms of the Company’s mortgage loans, mezzanine loans and subordinated mortgage interests and loans supporting our mortgage-backed securities are significantly modified in a manner that does not qualify for the safe harbor in Revenue Procedure 2014-51 and the fair market value of the real property securing such loans has decreased significantly, the Company could fail the 75% gross income test, the 75% asset test and/or the 10% value test.
COD Income.  From time-to-time, the Company and its subsidiaries recognize COD income in connection with repurchasing debt at a discount. COD income is excluded from gross income for purposes of both the 75% and 95% gross income tests.
Excess Inclusion Income.  If we acquire a residual interest in a REMIC, we may realize excess inclusion income. If we are deemed to have issued debt obligations having two or more maturities, the payments on which correspond to payments on mortgage loans owned by us, such arrangement will be treated as a TMP for U.S. federal income tax purposes. See above “— Taxable Mortgage Pools.” If all or a portion of our company is treated as a TMP, our qualification as a REIT generally should not be impaired. However, to the extent that all or a portion of our company is treated as a TMP, or we make investments or enter into financing and securitization transactions that give rise to us being considered to own an interest in one or more TMPs, a portion of our REIT taxable income may be characterized as excess inclusion income and allocated to our shareholders, generally in a manner set forth under the Code and the applicable Treasury regulations. Although no assurance can be provided, we have concluded that our existing financings are not expected to generate excess inclusion income in 2016 or any future year. If a portion of our dividends constitute excess inclusion income, it would likely increase the tax liability of tax-exempt shareholders, non U.S. shareholders and shareholders with net operating losses. The Treasury Department has issued guidance governing the tax treatment of shareholders of a REIT that owns an interest in a TMP, is also a

TMP, or is a holder of a residual interest in a REMIC. Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income tax allocable to the holder of a residual interest in a REMIC during such calendar quarter over (ii) the sum of amounts allocated to each day in the calendar quarter equal to its ratable portion of the product of (a) the adjusted issue price of the interest at the beginning of the quarter multiplied by (b) 120% of the long term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). Our excess inclusion income would be allocated among our shareholders that hold our common shares in record name in proportion to dividends paid to such shareholders. A shareholder’s share of any excess inclusion income:

•	could not be offset by net operating losses of a shareholder;

•
in the case of a shareholder who is a REIT, a RIC, a common trust fund or other pass-through entity, would be considered excess inclusion income of such entity and such entity will be subject to tax at the highest corporate rate on any excess inclusion income allocated to their owners that are disqualified organizations;

•	would be subject to tax as unrelated business taxable income to a tax-exempt holder;

•
would be subject to the application of the U.S. federal income tax withholding (without reduction pursuant to any otherwise applicable income tax treaty) with respect to amounts allocable to non-U.S. shareholders; and

•
would be taxable (at the highest corporate tax rates) to us, rather than our shareholders, to the extent allocable to our common shares held in record name by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including governmental organizations). Nominees or other broker/dealers who hold our common shares on behalf of disqualified organizations are subject to this tax on the portion of our excess inclusion income allocable to common shares held on behalf of disqualified organizations.

The manner in which excess inclusion income would be allocated among shares of different classes of stock is not clear under current law. Tax-exempt investors, RIC or REIT investors, foreign investors and taxpayers with net operating losses should carefully consider the tax considerations described above and are urged to consult their tax advisors.
Prohibited Transactions.  A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our properties are held primarily for sale to customers and that a sale of any of our properties will not be in the ordinary course of our business. Whether a REIT holds a property “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transactions tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;

•
the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

•
either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted basis of all such properties sold by the REIT during the year did not exceed 10% of the aggregate basis of all of the assets of the REIT at the beginning of the year (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year, (4) with respect to taxable years beginning after December 31, 2015, (a) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 20% of the aggregate adjusted bases of all property of the REIT at the beginning of the year and (b) the 3-year average percentage of properties sold by the REIT compared to all the REIT’s properties (measured by adjusted bases) taking into account the current and two prior years did not exceed 10% or (5) with respect to taxable years beginning after December 31, 2015, (a) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 20% of the aggregate fair market value of all property of the REIT at the beginning of the year and (b) the 3-year average percentage of properties sold by the REIT compared to all the REIT’s properties (measured by fair market value) taking into account the current and two prior years did not exceed 10%;

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

•
if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income or, with respect to taxable years beginning after December 31, 2015, a TRS.

We will attempt to comply with the terms of the safe-harbor provisions in the U.S. federal income tax laws prescribing when a property sale will not be characterized as a prohibited transaction. We cannot make any assurances, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates. If we decide to acquire properties opportunistically in anticipation of immediate resale, we will need to conduct that activity through a TRS to avoid the prohibited transactions tax. No assurance can be given, however, that the IRS will respect the transaction by which any such properties are contributed to a TRS and even if the contribution transaction is respected, a TRS may incur a significant tax liability as a result of any such sales.
Dividends.  The Company’s share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. The Company’s share of any dividends received from any other REIT, including our private REITS, in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.
Fee Income.  We receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees are not qualifying income for purposes of either gross income test. We currently earn certain management fees through TRSs, and any fees earned by TRSs are not included for purposes of the gross income tests.
Foreclosure Property.  The Company will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•
that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year (or, with respect to qualified health care property, the second taxable year) following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•
on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•
on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•
which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income or, with respect to taxable years beginning after December 31, 2015, a TRS.

Hedging Transactions.  From time to time, the Company or the Operating Partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests provided we satisfy the identification requirements discussed below. A “hedging transaction” means (1) any transaction entered into in the normal course of the Company’s or the Operating Partnership’s trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain) or (3) any transaction entered into after December 31, 2015 to “offset” a transaction described in (1) or (2) if a portion of the hedged indebtedness is no longer serving as a hedge. We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to continue to structure any hedging transactions in a manner that does not jeopardize the Company’s qualification as a REIT.
Foreign Currency Gain.   Because we make investments outside the United States, we are subject to foreign currency gains and losses. These foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as non-qualifying income for purposes of both the 75% and 95% gross income tests.
Failure to Satisfy Gross Income Tests.   If the Company fails to satisfy one or both of the gross income tests for any taxable year, the Company nevertheless may qualify as a REIT for that year if it qualifies for relief under certain provisions of the U.S. federal income tax laws. Those relief provisions are available if:

•	the Company’s failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, the Company files a schedule of the sources of its income in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

We cannot predict, however, whether in all circumstances the Company would qualify for the relief provisions. In addition, as discussed above in “— Taxation of the Company,” even if the relief provisions apply, the Company would incur a 100% tax on the gross income attributable to the greater of the amount by which it fails the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect the Company’s profitability.
Asset Tests
To qualify as a REIT, the Company also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of the Company’s total assets must consist of:

•	cash or cash items, including certain receivables, certain money market funds and, in certain circumstances, foreign currencies;

•	government securities;

•
interests in real property, including leaseholds and options to acquire real property and leaseholds, and, for taxable years beginning after December 31, 2015, personal property to the extent such personal property is leased in connection with real property and rents attributable to such personal property are treated as “rents from real property”;

•	interests in mortgage loans secured by real property;

•	stock in other REITs and debt instruments issued by “publicly offered REITs”;

•
investments in stock or debt instruments during the one-year period following the Company’s receipt of new capital that it raises through equity offerings or public offerings of debt with at least a five-year term; and

•
regular or residual interests in a REMIC (however, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under the U.S. federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC).

Second, of the Company’s investments not included in the 75% asset class, the value of the Company’s interest in any one issuer’s securities may not exceed 5% of the value of the Company’s total assets, or the 5% asset test.

Third, of the Company’s investments not included in the 75% asset class, the Company may not own more than 10% of the voting power of any one issuer’s outstanding securities or 10% of the value of any one issuer’s outstanding securities, or the 10% vote test or 10% value test, respectively.
Fourth, no more than 25% (or 20% with respect to taxable years beginning on or before July 30, 2008 and after December 31, 2015) of the value of the Company’s total assets may consist of the securities of one or more TRSs.
Fifth, no more than 25% of the value of our total assets may consist of debt instruments issued by “publicly offered REITs” to the extent such debt instruments are not secured by real property or interests in real property.
For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include shares in another REIT, debt of “publicly offered REITs”, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT (other than a “publicly offered REIT”), except that for purposes of the 10% value test, the term “securities” does not include:

•
“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into equity, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which the Company or any controlled TRS (i.e., a TRS in which the Company owns directly or indirectly more than 50% of the voting power or value of the stock) hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

º
a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by the Company exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

º	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;

•	Any loan to an individual or an estate;

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;

•	Certain securities issued by governmental entities;

•	Any security issued by a REIT;

•
Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes in which the Company is a partner to the extent of its proportionate interest in the equity and debt securities of the partnership; and

•
Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “— Gross Income Tests.”

For purposes of the 10% value test, the Company’s proportionate share of the assets of a partnership is its proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.
We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. However, we cannot assure you that we will not inadvertently fail to comply with such tests. If the Company fails to satisfy the asset tests at the end of a calendar quarter, the Company will not lose its REIT qualification if:

•	the Company satisfied the asset tests at the end of the preceding calendar quarter; and

•
the discrepancy between the value of the Company’s assets and the asset test requirements arose from changes in the market values of the Company’s assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If the Company did not satisfy the condition described in the second item, above, the Company still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.
If the Company violates the 5% asset test, the 10% vote test or the 10% value test described above, the Company will not lose its REIT qualification if (1) the failure is de minimis (up to the lesser of 1% of its assets or $10 million) and (2) the Company disposes of assets causing the failure or otherwise complies with the asset tests within six months after the last day of the quarter in which it identifies such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, the Company will not lose its REIT qualification if the Company (1) disposes of assets causing the failure or otherwise complies with the asset tests within six months after the last day of the quarter in which it identifies the failure, (2) files a description of each asset causing the failure with the IRS and (3) pays a tax equal to the greater of $50,000 or 35% of the net income from the assets causing the failure during the period in which the Company failed to satisfy the asset tests.
The Company believes that its holdings of securities and other assets comply with the foregoing asset tests, and the Company intends to monitor compliance on an ongoing basis. However, independent appraisals have not been obtained to support the Company’s conclusions as to the value of its assets or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in CDO transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the asset tests. As described above, Revenue Procedure 2003-65 provides a safe harbor pursuant to which certain mezzanine loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% asset test (and therefore, are not subject to the 5% asset test and the 10% vote or value test). See “— Gross Income Tests.” Although the Company’s mezzanine loans typically do not qualify for that safe harbor, the Company believes our mezzanine loans should be treated as qualifying assets for the 75% asset test or should be excluded from the definition of securities for purposes of the 10% vote or value test. The Company believes that the stock it owns in the private REITs will be qualifying assets for purposes of the 75% asset test. If a REIT in which the Company owns stock fails to qualify as a REIT in any year, however, the stock in such REIT will not be a qualifying asset for purposes of the 75% asset test. Instead, the Company would be subject to the 5% asset test, the 10% vote or value test and the 25% securities test described above with respect to its investment in such a disqualified REIT. Consequently, if a REIT in which the Company owns stock fails to qualify as a REIT, the Company could fail one or more of the asset tests described above.
Sale Leaseback Transactions.  A portion of our investments may be in the form of sale leaseback transactions. We intend to treat these transactions as true leases for U.S. federal income tax purposes. However, depending on the terms of any specific transaction, the IRS might take the position that the transaction is not a true lease but is more properly treated in some other manner. If such recharacterization were successful, we would not be entitled to claim the depreciation deductions available to an owner of the property. In addition, the recharacterization of one or more of these transactions might cause the Company to fail to satisfy the asset tests or the income tests described above and such failure could result in the Company failing to qualify as a REIT. Alternatively, the amount or timing of income inclusion or the loss of depreciation deductions resulting from the recharacterization might cause the Company to fail to meet the distribution requirement described below for one or more taxable years absent the availability of the deficiency dividend procedure or might result in a larger portion of the Company’s dividends being treated as ordinary income to its shareholders.
Distribution Requirements
Each year, the Company must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to its shareholders in an aggregate amount at least equal to the sum of:

•	90% of its “REIT taxable income,” computed without regard to the dividends paid deduction and its net capital gain or loss, and

•	90% of its after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

The Company must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (1) the Company declares the distribution before it timely files its U.S. federal income tax return for the year and pays the distribution on or before the first regular dividend payment date after such declaration or (2) the Company declares the distribution in October, November or December of the taxable year, payable to shareholders of record on a specified day in any such month, and the Company actually pays the dividend before the end of January of the following year. The distributions under clause (1) are taxable to the shareholders in the year in which paid, and the distributions in clause (2) are treated as paid on December 31st of the prior taxable year. In both instances, these distributions relate to the Company’s prior taxable year for purposes of the 90% distribution requirement.
With respect to our 2014 taxable year and prior taxable years, in order for our distributions to be counted as satisfying the annual distribution requirement for REITs and to provide us with the REIT-level tax deduction, such distributions must not have been “preferential dividends.”  A dividend is not a preferential dividend if that distribution is (1) pro rata among all outstanding shares within a particular class and (2) in accordance with the preferences among different classes of shares as set forth in our organizational documents.  However, for taxable years beginning after December 31, 2014, the preferential dividend rule does not apply to “publicly offered REITs.”  Thus, so long as we continue to qualify as a “publicly offered REIT,” the preferential dividend rule will not apply to our 2015 and subsequent taxable years. It is not expected that our private REITs will be considered to be “publicly offered” and accordingly will continue to be subject to the rules regarding “preferential dividends.”
The Company will pay U.S. federal income tax on taxable income, including net capital gain that it does not distribute to shareholders. Furthermore, if the Company fails to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of its REIT ordinary income for such year,

•	95% of its REIT capital gain net income for such year, and

•	any undistributed taxable income from prior periods,

the Company will incur a 4% nondeductible excise tax on the excess of such required distribution over the sum of (a) the amounts it actually distributes and (b) the amounts it retains and upon which it pays income tax at the corporate level.
The Company may elect to retain and pay income tax on the net long-term capital gain it receives in a taxable year. If the Company so elects, it will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.
It is possible that, from time to time, the Company may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. For example, the Company may not deduct recognized capital losses from its “REIT taxable income.” Further, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. As a result of the foregoing, the Company may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, the Company may need to pay taxable dividends of its shares or debt securities.
The Company may satisfy the 90% distribution test with taxable distributions of its shares or debt securities. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes. Those rulings may be relied upon only by taxpayers whom they were issued, but the Company could request a similar ruling from the IRS. In addition, the IRS previously issued a revenue procedure authorizing publicly traded REITs to make elective cash/stock dividends, but that revenue procedure is no longer in effect. Accordingly, it is unclear whether and to what extent the Company will be able to make taxable dividends payable in cash and shares. The Company has no current intention to make a taxable dividend payable in its shares.
Under certain circumstances, the Company may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to its shareholders in a later year. The Company may include such deficiency dividends in its deduction for dividends paid for the earlier year. Although the Company may be able to avoid income tax on amounts distributed as deficiency dividends, it will be required to pay interest to the IRS based upon the amount of any deduction it takes for deficiency dividends.
The Company owns retained CDO interests, which could continue to generate taxable income for us despite the fact that we will not receive cash distributions on our equity and subordinated note holdings from such retained CDO interests until overcollateralization tests are met, if at all. Additionally, we do not control or have influence over the factors that most directly affect the overcollateralization and interest coverage tests of the respective retained CDO interests. Should these retained CDO interests continue to generate taxable income with no corresponding receipt of cash flow, our taxable income would continue to be recognized on each underlying investment in the relevant CDO. We would continue to be required to distribute 90% of our REIT taxable income (determined without regard to the dividends paid deduction and excluding net capital gain) from these transactions to continue to qualify as a REIT, despite the fact that we may not receive cash distributions on our equity and subordinated note holdings from the retained CDO interests.
Recordkeeping Requirements
The Company must maintain certain records in order to maintain our qualifications as a REIT. In addition, to avoid a monetary penalty, the Company must request on an annual basis information from its shareholders designed to disclose the actual ownership of its outstanding shares. The Company intends to comply with these requirements.
Failure to Qualify

If the Company fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, the Company could avoid disqualification if its failure is due to reasonable cause and not to willful neglect and it pays a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “— Gross Income Tests” and “— Asset Tests.”
If the Company failed to qualify as a REIT in any taxable year and did not qualify for certain statutory relief provisions, the Company would be subject to U.S. federal income tax and any applicable alternative minimum tax on its taxable income at regular corporate rates. In calculating the Company’s taxable income in a year in which it fails to qualify as a REIT, the Company would not be able to deduct amounts paid out to shareholders. In addition, the Company would not be required to distribute any amounts to shareholders in that year. In such event, to the extent of the Company’s current and accumulated earnings and profits, distributions to shareholders generally would be taxable as ordinary income. Subject to certain limitations of the U.S. federal income tax laws, corporate shareholders may be eligible for the dividends received deduction and shareholders taxed at individual rates may be eligible for the reduced U.S. federal income tax rate of up to 20% on such dividends. Unless the Company qualified for relief under specific statutory provisions, it also would be disqualified from taxation as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. We cannot predict whether in all circumstances the Company would qualify for such statutory relief.
Taxation of Holders of Securities
Taxation of Taxable U.S. Shareholders
A “U.S. Shareholder” is a beneficial owner of our shares and that for U.S. federal income tax purposes is:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust, if (i) a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, or an entity or arrangement treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of our shares, the treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding shares, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of the shares by the partnership.
As long as the Company qualifies as a REIT, a taxable U.S. shareholder must generally take into account as ordinary income distributions made out of the Company’s current or accumulated earnings and profits that it does not designate as capital gain dividends or retained long-term capital gain. A U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. shareholder generally will not qualify for the 20% tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income received by U.S. shareholders taxed at individual rates is 20%. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is 39.6%. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to U.S. shareholders that are taxed at individual rates. Because the Company is not generally subject to U.S. federal income tax on the portion of its REIT taxable income distributed to its shareholders (see “— Taxation of the Company” above), the Company’s dividends generally will not be eligible for the 20% rate on qualified dividend income. As a result, the Company’s ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the 20% tax rate for qualified dividend income will apply to the Company’s ordinary REIT dividends (1) attributable to dividends received by the Company from non REIT corporations, such as its TRSs, and (2) to the extent attributable to income upon which the Company has paid corporate income tax (e.g., to the extent that the Company distributes less than 100% of its taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold shares for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which shares becomes ex-dividend.
A U.S. shareholder generally will take into account as long-term capital gain any distributions that the Company designates as capital gain dividends without regard to the period for which the U.S. shareholder has held common shares. The Company generally will designate its capital gain dividends as either 20% or 25% rate distributions. See “— Capital Gains and Losses.” A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.
The Company may elect to retain and pay income tax on the net long-term capital gain that it receives in a taxable year. In that case, to the extent that the Company designates such amount in a timely notice to such shareholder, a U.S. shareholder would be taxed on its proportionate share of the Company’s undistributed long-term capital gain. The U.S. shareholder would receive a credit for its proportionate share of the tax the Company paid. The U.S. shareholder would increase the basis in its shares by the amount of its proportionate share of the Company’s undistributed long-term capital gain, minus its share of the tax it paid.
A U.S. shareholder will not incur tax on a distribution in excess of the Company’s current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. shareholder’s shares. Instead, the distribution will reduce the adjusted basis of such shares. A U.S. shareholder will recognize a distribution in excess of both the Company’s current and accumulated earnings and profits and the U.S. shareholder’s adjusted basis in his or her shares as long-term capital gain, or short-term capital gain if the shares have been held for one year or less, assuming the shares are a capital asset in the hands of the U.S. shareholder.
U.S. shareholders may not include in their individual income tax returns any of the Company’s net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from the Company and gain from the disposition of shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the U.S. shareholder is a limited partner, against such income. In addition, taxable distributions from the Company and gain from the disposition of shares generally will be treated as investment income for purposes of the investment interest limitations. The Company will notify U.S. shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.
Medicare Tax.  Certain individuals, trusts and estates whose income exceeds certain thresholds are subject to a 3.8% Medicare tax on some or all of their “net investment income,” which generally will include, among other items, dividends and capital gain distributions (including capital gains realized on the sale or exchange of shares). U.S. shareholders should consult their tax advisors regarding the applicability of this tax in respect of their ownership of our shares.
Disposition of Shares.  A U.S. shareholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of common shares as long-term capital gain or loss if the U.S. shareholder has held shares for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. shareholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. shareholder’s adjusted tax basis. A shareholder’s adjusted tax basis generally will equal the U.S. shareholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. shareholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. shareholder must treat any loss upon a sale or exchange of shares held by such shareholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from the Company that such U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of shares may be disallowed if the U.S. shareholder purchases other shares within 30 days before or after the disposition.
Capital Gains and Losses.  A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%. The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property. Individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on gain from the sale of shares.
With respect to distributions that the Company designates as capital gain dividends and any retained capital gain that the Company is deemed to distribute, the Company generally may designate whether such a distribution is taxable to U.S. shareholders taxed at individual rates currently at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.
Tax Consequences of the Exercise of Exchange Rights. If you exercise your right to require the Operating Partnership to acquire all or part of your Operating Partnership units, and we elect to acquire some or all of your Operating Partnership units in exchange for our common shares, the exchange will be a taxable transaction. You generally will recognize gain in an amount equal to the value of our common shares received, plus the amount of liabilities of the Operating Partnership allocable to your Operating Partnership units being exchanged, less your tax basis in those units. The recognition of any loss is subject to a number of limitations set forth in the Code. The character of any gain or loss as capital or ordinary will depend on the nature of the assets of Operating Partnership at the time of the exchange. The tax treatment of any acquisition of your Operating Partnership units by Operating Partnership in exchange for cash may be similar, depending on your circumstances.
Taxation of Tax-Exempt Shareholders
Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that the Company distributes to tax-exempt shareholders generally should not constitute UBTI. However, if a tax-exempt shareholder were to finance (or be deemed to finance) its acquisition of shares with debt, a portion of the income that it receives from the Company would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from the Company as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of the Company’s shares must treat a percentage of the dividends that it receives from the Company as UBTI. Such percentage is equal to the gross income the Company derives from an unrelated trade or business, determined as if the Company were a pension trust, divided by the Company’s total gross income for the year in which it pays the dividends. That rule applies to a pension trust holding more than 10% of the Company’s shares only if:

•	the percentage of the Company’s dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•
the Company qualifies as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding the Company’s shares in proportion to their actuarial interests in the pension trust; and

•	either:

º	one pension trust owns more than 25% of the value of the Company’s shares; or

º	a group of pension trusts individually holding more than 10% of the value of the Company’s shares collectively owns more than 50% of the value of the Company’s shares.

Certain restrictions on ownership and transfer of the Company’s shares generally should prevent a tax-exempt entity from owning more than 10% of the value of the Company shares, generally should prevent the Company from becoming a pension trust and generally should prevent a pension trust from having to treat any of the dividends received from the Company as UBTI.
Tax-exempt U.S. shareholders are urged to consult their own tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our common shares.
Taxation of Non-U.S. Shareholders
The term “non-U.S. shareholder” means a beneficial owner of our shares, as applicable (other than a partnership or entity that is treated as a partnership for U.S. federal income tax purposes), that is not a U.S. shareholder. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders are complex. This section is only a summary of such rules. Special rules may apply to certain non-U.S. shareholders such as “controlled foreign corporations” and “passive foreign investment companies.” We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and sale of shares, including any reporting requirements.
A non-U.S. shareholder that receives a distribution that is not attributable to gain from the Company’s sale or exchange of a U.S. real property interest (a “USRPI”) and that the Company does not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that the Company pays such distribution out of its current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distribution, and a non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax with respect to that distribution. The Company plans to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

•	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN or Form W-8BEN-E evidencing eligibility for that reduced rate with the Company;

•	the non-U.S. shareholder files an IRS Form W-8ECI with the Company claiming that the distribution is effectively connected income; or

•	the distribution is treated as attributable to a sale of a USRPI under FIRPTA (discussed below).

A non-U.S. shareholder will not incur tax on a distribution in excess of the Company’s current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its shares. Instead, the excess portion of such distribution will reduce the adjusted basis of such shares. A non-U.S. shareholder will be subject to tax on such a distribution to the extent it exceeds the adjusted basis of its shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its shares, as described below. The Company must withhold 15% of any distribution that exceeds its current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that it does not do so, it will withhold at a rate of 15% on any portion of a distribution not subject to withholding at a rate of 30%. Because the Company generally cannot determine at the time it makes a distribution whether the distribution will exceed its current and accumulated earnings and profits, the Company normally will withhold tax on the entire amount of any distribution at the same rate as it would withhold on a dividend. However, a non-U.S. shareholder may claim a refund of amounts that the Company withholds if the Company later determines that a distribution in fact exceeded its current and accumulated earnings and profits.
For any year in which the Company qualifies as a REIT, a non-U.S. shareholder may incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Act of 1980 (“FIRPTA”). The term USRPI includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporation that is a shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. The Company would be required to withhold 35% of any distribution that it could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount the Company withholds.
However, if common shares are regularly traded on an established securities market in the United States, capital gain distributions on common shares that are attributable to the Company’s sale of a USRPI will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. shareholder did not own more than 10% of common shares at any time during the one-year period preceding the distribution. As a result, non-U.S. shareholders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. We believe that common shares are regularly traded on an established securities market in the United States. If common shares are not regularly traded on an established securities market in the United States or the non-U.S. shareholder owned more than 10% of common shares at any time during the one-year period preceding the distribution, capital gain distributions that are attributable to the Company’s sale of USRPIs will be subject to tax under FIRPTA, as described in the preceding paragraph. Moreover, if a non-U.S. shareholder disposes of shares during the 30-day period preceding a dividend payment, and such non-U.S. shareholder (or a person related to such non-U.S. shareholder) acquires or enters into a contract or option to acquire shares within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. shareholder, then such non-U.S. shareholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.
Although the law is not clear on the matter, it appears that amounts the Company designates as retained capital gains in respect of shares held by U.S. shareholders generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions by it of capital gain dividends. Under this approach, a non-U.S. shareholder would be able to offset as a credit against its U.S. federal income tax liability resulting from its proportionate share of the tax paid by the Company on such retained capital gains, and to receive from the IRS a refund to the extent the non-U.S. shareholder’s proportionate share of such tax paid by the Company exceeds its actual U.S. federal income tax liability, provided that the non-U.S. shareholder furnishes required information to the IRS on a timely basis.

Non-U.S. shareholders could incur tax under FIRPTA with respect to gain realized upon a disposition of shares if the Company is a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are USRPIs, then the REIT will be a United States real property holding corporation. We believe that the Company is a United States real property holding corporation based on its investment strategy. However, even if the Company is a United States real property holding corporation, a non-U.S. shareholder generally would not incur tax under FIRPTA on gain from the sale of shares if the Company is a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. shareholders. We believe we are, and we expect to continue to be, a domestically controlled REIT and, therefore, the sale of our shares should not be subject to taxation under FIRPTA. However, because our common shares are widely held, we cannot assure our investors that we are or will remain a domestically controlled REIT.
In addition, if our common shares continues to be regularly traded on an established securities market, another exception to the tax under FIRPTA will be available with respect to common shares, even if the Company does not qualify as a domestically controlled qualified investment entity at the time the non-U.S. shareholder sells common shares. Under that exception, the gain from such a sale by such a non-U.S. shareholder will not be subject to tax under FIRPTA if (1) common shares are treated as being regularly traded under applicable Treasury regulations on an established securities market and (2) the non-U.S. shareholder owned, actually or constructively, 10% or less of common shares at all times during a specified testing period. As noted above, we believe that common shares are regularly traded on an established securities market. In addition, there are additional exceptions that may apply to a non-U.S. shareholder that is treated as a “qualified shareholder” or a “qualified pension fund,” as discussed below.
If the gain on the sale of shares were taxed under FIRPTA, a non-U.S. shareholder would be taxed on that gain in the same manner as U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals, and the purchaser of shares could be required to withhold 10% (15% as applied to dispositions occurring on or after February 16, 2016) of the purchase price and remit such amount to the IRS. Furthermore, a non-U.S. shareholder generally will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his or her capital gains.
Qualified Shareholders.  Subject to the exception discussed below, any distribution to a “qualified shareholder” who holds REIT stock directly or indirectly (through one or more partnerships) will not be subject to U.S. tax as income effectively connected with a U.S. trade or business and thus will not be subject to special withholding rules under FIRPTA. While a “qualified shareholder” will not be subject to FIRPTA withholding on REIT distributions, certain investors of a “qualified shareholder” (i.e., non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor), and hold more than 10% of the stock of such REIT (whether or not by reason of the investor’s ownership in the “qualified shareholder”)) may be subject to FIRPTA withholding.
In addition, a sale of our shares by a “qualified shareholder” who holds such shares directly or indirectly (through one or more partnerships) will not be subject to federal income taxation under FIRPTA. As with distributions, certain investors of a “qualified shareholder” (i.e., non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor), and hold more than 10% of the stock of such REIT (whether or not by reason of the investor’s ownership in the “qualified shareholder”)) may be subject to FIRPTA withholding on a sale of our shares.
A “qualified shareholder” is a foreign person that (1) either is eligible for the benefits of a comprehensive income tax treaty which includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more recognized stock exchanges (as defined in such comprehensive income tax treaty), or is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units representing greater than 50% of the value of all the partnership units that is regularly traded on the NYSE or NASDAQ markets, (2) is a qualified collective investment vehicle (defined below), and (3) maintains records on the identity of each person who, at any time during the foreign person’s taxable year, is the direct owner of 5% or more of the class of interests or units (as applicable) described in (1), above.
A qualified collective investment vehicle is a foreign person that (1) would be eligible for a reduced rate of withholding under the comprehensive income tax treaty described above, even if such entity holds more than 10% of the stock of such REIT, (2) is publicly traded, is treated as a partnership under the Code, is a withholding foreign partnership, and would be treated as a “United States real property holding corporation” if it were a domestic corporation, or (3) is designated as such by the Secretary of the Treasury and is either (a) fiscally transparent within the meaning of section 894, or (b) required to include dividends in its gross income, but is entitled to a deduction for distributions to its investors.
Qualified Foreign Pension Funds.  Any distribution to a “qualified foreign pension fund” (or an entity all of the interests of which are held by a “qualified foreign pension fund”) who holds REIT stock directly or indirectly (through one or more partnerships) will not be subject to U.S. tax as income effectively connected with a U.S. trade or business and thus will not be subject to special withholding rules under FIRPTA.  In addition, a sale of our shares by a “qualified foreign pension fund” that holds such shares directly or indirectly (through one or more partnerships) will not be subject to federal income taxation under FIRPTA.
A qualified foreign pension fund is any trust, corporation, or other organization or arrangement (1) which is created or organized under the law of a country other than the United States, (2) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (3) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (4) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (5) with respect to which, under the laws of the country in which it is established or operates, (a) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or (b) taxation of any investment income of such organization or arrangement is deferred or such income is taxed at a reduced rate.
Taxation of Non-U.S. Debtholders
This section summarizes the taxation of non-U.S. debtholders. This discussion deals only with certain U.S. federal income tax consequences to a non-U.S. debtholder that acquires fixed rate debt securities issued by us without original issue discount in their initial offering and at their issue price. For these purposes, a non-U.S. debtholder is a holder of our debt securities, other than a person that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof;

•	a partnership, or any entity treated as a partnership for U.S. federal income tax purposes;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•
any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, including for this purpose any entity treated as a partnership for U.S. federal income tax purposes, holds debt securities issued by us, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our debt securities.
Interest. A payment of interest on a debt security to a non-U.S. debtholder will generally not be subject to U.S. taxation, provided that:

i.	such interest is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. debtholder;

ii.	such non-U.S. debtholder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

iii.	such non-U.S. debtholder is not a controlled foreign corporation directly or indirectly related to us through stock ownership;

iv.	such non-U.S. debtholder is not a bank whose receipt of interest on the debt securities is described in section 881(c)(3)(A) of the Code;

v.
either (A) such non-U.S. debtholder provides its name and address, and certifies on IRS Form W-8BEN (or a substantially similar form), under penalties of perjury, that it is not a U.S. person or (B) a securities clearing organization or certain other financial institutions holding the debt security on behalf of the non-U.S. debtholder certifies on IRS Form W-8IMY, under penalties of perjury, that such certification has been received by it and furnishes us or our paying agent with a copy thereof; and

vi.	we or our paying agent do not have actual knowledge or reason to know that the beneficial owner of the debt security is a U.S. person.
If all of the foregoing requirements are not met, payments of interest on a debt security generally will be subject to U.S. withholding tax at the rate 30%, unless reduced or eliminated by treaty, subject to the discussion below under “—U.S. Trade or Business.”
Sale, Exchange, Retirement or Other Disposition of a Debt Security. Gain from the sale of a debt security generally will be taxable in the United States to a non-U.S. debtholder only in two cases: (1) if the non-U.S. debtholder’s investment in our debt securities is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, such gain will be subject to tax in the manner described below under “—U.S. Trade or Business,” or (2) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.
U.S. Trade or Business. In cases where interest in respect of, or gain from the sale of, our debt securities is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as domestic holders of debt securities are taxed with respect to such interest or gain. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

FACTA Withholding. Pursuant to the Foreign Account Tax Compliance Act, or FATCA, a U.S. withholding tax at a 30% rate is imposed on dividends paid to certain non-U.S. shareholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed, for payments received after December 31, 2018, on proceeds from the sale of our common shares by U.S. shareholders who own our common shares through foreign accounts or foreign intermediaries. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. shareholders who fail to certify their non-foreign status to us. If payment of withholding taxes is required, non-U.S. shareholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such dividends will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.
Backup Withholding and Information Reporting
We will report to our shareholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at a rate of 28% with respect to our distributions. Certain holders including, among others, corporations, financial institutions and certain tax-exempt organizations, are generally not subject to backup withholding. In addition, backup withholding will not apply to any U.S. shareholder that provides a social security or other taxpayer identification number in the prescribed manner unless:

•	the IRS notifies us or our paying agent that the taxpayer identification number provided is incorrect;

•	the U.S. shareholder fails to report interest and dividend payments received on the holder’s tax return and the IRS notifies us or our paying agent that backup withholding is required; or

•	the U.S. shareholder fails to certify under penalty of perjury that backup withholding does not apply to the holder.

A U.S. shareholder who does not provide us or our paying agent with his or her correct taxpayer identification number may be subject to penalties imposed by the IRS. If backup withholding does apply to any U.S. shareholder, that shareholder may request a refund of the amounts withheld or use the amounts withheld as a credit against the shareholder’s U.S. federal income tax liability as long as the U.S. shareholder provides the required information to the IRS. U.S. shareholders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedures for obtaining the exemption. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us.
Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. shareholder provided that the non-U.S. shareholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the shareholder is a U.S. person that is not an exempt recipient. Payments of the net proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. shareholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established. Payment of the net proceeds from a disposition by a non-U.S. shareholder of our common shares made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. shareholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the shareholder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Shareholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Tax Aspects of the Company’s Investments in the Operating Partnership and Subsidiary Partnerships
The following discussion summarizes certain U.S. federal income tax considerations applicable to the Company’s direct or indirect investments in the Operating Partnership and any subsidiary partnerships or limited liability companies that the Company forms or acquires (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.
Classification as Partnerships
The Company will be entitled to include in its income its distributive share of each Partnership’s income and to deduct its distributive share of each Partnership’s losses only if such Partnership is classified for U.S. federal income tax purposes as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner or member for U.S. federal income tax purposes) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for U.S. federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly-traded partnership.”

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner or member for U.S. federal income tax purposes) for U.S. federal income tax purposes. The Operating Partnership intends to continue to be classified as a partnership for U.S. federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the check-the-box regulations.
A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly-traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly-traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or the “90% passive income exception.” Treasury regulations provide limited safe harbors from the definition of a publicly-traded partnership. Pursuant to one of those safe harbors, referred to as the “private placement exclusion,” interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. The Company believes that the Operating Partnership and any other partnership in which it owns an interest qualify for the private placement exception.
The Company has not requested, and does not intend to request, a ruling from the IRS that the Operating Partnership will be classified as a partnership for U.S. federal income tax purposes. If for any reason the Operating Partnership were taxable as a corporation, rather than as a partnership, for U.S. federal income tax purposes, the Company likely would not be able to qualify as a REIT unless it qualified for certain relief provisions. See “— Gross Income Tests” and “— Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case the Company might incur tax liability without any related cash distribution. See “— Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.
Income Taxation of the Partnerships and their Partners
A partnership is not a taxable entity for U.S. federal income tax purposes. Rather, the Company is required to take into account its allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with its taxable year, without regard to whether the Company has received or will receive any distribution from such Partnership.
Partnership Allocations.  Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the U.S. federal income tax laws governing partnership allocations.
Tax Allocations With Respect to Partnership Properties.  Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss, or “built-in gain” or “built-in loss,” is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution, or a “book-tax difference.” Any property purchased for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference.
Allocations with respect to book-tax differences are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Under certain available methods, the carryover basis of contributed properties in the hands of the Operating Partnership (1) could cause the Company to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to it if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (2) in the event of a sale of such properties, could cause the Company to be allocated taxable gain in excess of the economic or book gain allocated to it as a result of such sale, with a corresponding benefit to the contributing partners. An allocation described in (2) above might cause the Company to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect its ability to comply with the REIT distribution requirements and may result in a greater portion of its distributions being taxed as dividends.
Basis in Partnership Interest.  Our adjusted tax basis in our partnership interest in our Operating Partnership generally is equal to:

•	the amount of cash and the basis of any other property contributed by us to our Operating Partnership;

•	increased by our allocable share of our Operating Partnership’s income and our allocable share of indebtedness of our Operating Partnership; and

•
reduced, but not below zero, by our allocable share of our Operating Partnership’s loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of our Operating Partnership.

If the allocation of our distributive share of our Operating Partnership’s loss would reduce the adjusted tax basis of our partnership interest below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that our Operating Partnership’s distributions, or any decrease in our share of the indebtedness of our Operating Partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.
Sale of a Partnership’s Property.  Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Under Section 704(c) of the Code, any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for U.S. federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution as reduced for any decrease in the “book-tax difference.” See “— Income Taxation of the Partnerships and their Partners — Tax Allocations With Respect to Partnership Properties.” Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.
The Company’s share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% prohibited transactions tax. Such prohibited transaction income also may have an adverse effect upon The Company’s ability to satisfy the income tests for REIT status. See “— Gross Income Tests.” The Company does not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of its or such Partnership’s trade or business.
Other Tax Considerations
Legislative or Other Actions Affecting REITs
The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Additionally, several of the tax considerations described herein are currently under review and are subject to change. Prospective shareholders are urged to consult with their own tax advisors regarding the effect of potential changes to the federal tax laws on an investment in shares or debt securities.
State and Local Taxes
The Company and/or you may be subject to taxation by various states and localities, including those in which it or a shareholder transacts business, owns property or resides. The state and local tax treatment may differ from the U.S. federal income tax treatment described above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws upon an investment in common shares, preferred shares or debt securities.